Merrill Lynch International Value Fund of Mercury Funds II

File No. 811-4182

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending December 30, 2004, Merrill Lynch International Value Fund of Mercury Funds II (the “Registrant”) acquired substantially all of the assets and assumed substantially all of the liabilities of Merrill Lynch International Equity Fund, Inc. (“International Equity Fund”), File No. 811-06521.

At meetings of the Boards of Directors of the Registrant and the International Equity Fund, held on November 20-21, 2003 and February 18, 2004, and November 12-13, 2003, respectively, the Boards approved an Agreement and Plan of Reorganization (the “Reorganization”).  The Reorganization referred collectively to (i) the acquisition of substantially all of the assets and assumption of substantially all of the liabilities of International Equity Fund by the Registrant, (ii) the issuance of shares of beneficial interest of the Registrant to International Equity Fund for distribution to the shareholders of International Equity Fund and (iii) the termination of International Equity Fund under Massachusetts law and the termination of its registration as an investment company under Federal securities laws.

On May 20, 2004, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File Nos. 333-115685 and 811-4182) (the “N-14 Registration Statement”).  The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of International Equity Fund.  The N-14 Registration Statement as filed was declared effective by the Commission on June 18, 2004 pursuant to Rule 488.

On July 28, 2004, the shareholders of the Registrant and International Equity Fund approved the Reorganization at a special meeting of shareholders held for that purpose.  On August 23, 2004 (the “Reorganization Date”), pursuant to the Agreement, International Equity Fund transferred assets valued at $289,530,359.04 to the Registrant and received in exchange 12,950,486.937 newly-issued Class I, Class B, Class C, and Class A shares of the Registrant comprised of 5,054,773.534 Class I shares, 683,941.040 Class B shares, 522,286.740 Class C shares and 6,689,485.623 Class A shares.  Such shares were then distributed to the shareholders of International Equity Fund on that date in proportion to each shareholder’s interest (by Class) in the assets transferred.

An Application for Deregistration on Form N-8F was filed by International Equity Fund with the Securities and Exchange Commission on September 10, 2004.  International Equity Fund was declared deregistered by Release IC – 26634 on October 20, 2004.